Exhibit 6.3

INVESTMENT AGREEMENT

Dated as of February 25, 2015

by and among

HOLOSFIND S.A., DIGITAL SOCIAL RETAIL, INC.,

and

THE PURCHASER LISTED ON EXHIBIT A

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT dated as of February 25, 2015 (this “Agreement”) is by and among Holosfind SA., a French société anonyme whose registered office is at 21 rue de la paix, 75002 Paris, registered at the Companies Registry of Paris under number 10446765 (the “Company”), Digital Social Retail, Inc., a Delaware Corporation (“DSR”), and the purchaser whose name is set forth on Exhibit A attached hereto (the “Purchase”).

WHEREAS:

A. On the terms and subject to the conditions set forth below, the Purchaser will commit to invest up to an aggregate of $2,500,000 (the “Investment Amount”) into the Company and DSR.

B. The Company has authorized the issuance of senior secured bonds, in the principal amount of $1,000,000 (as converted into Euros) (the “Bonds”), in substantially the form attached hereto as Exhibit B, which Bonds, subject to prior approval of the Company’s shareholders, shall be amended to include a conversion option, as set out in Exhibit C attached hereto (the “Convertible Bonds”). If the Bonds are modified into the Convertible Bonds, the Convertible Bonds then may be, at the Purchaser’s option (a) converted at the Subscription Price (as defined below) into newly-issued ordinary shares of the Company (the “Bond Shares”) or (b) converted into shares of DSR’s preferred stock (the “DSR Preferred Shares”) to be issued pursuant to a certificate of designation in substantially the form attached hereto as Exhibit D, which shall be convertible into shares of DSR’s common stock (the “DSR Underlying Shares”) at the Post-Money Valuation of DSR of $5,000,001 (the “Post-Money Valuation”). Notwithstanding the foregoing, if (i) a notice of a meeting of the Company’s shareholders in connection with the vote for approval of the Resolutions (as defined below) is not delivered to the Company’s shareholders within ten (10) business days of the execution hereof, (ii) a meeting of the Company’s shareholders in connection with the vote for approval of the Resolutions (as defined below) does not occur within forty-five (45) days of the execution hereof, or (iii) the Company’s shareholders do not approve the Resolutions (as defined below); then the Purchaser shall be entitled to demand the early redemption of the Bonds, it being provided that the Company can repay the applicable redemption amount by issuing ordinary shares of the Company to the Purchaser, in one or several times at the Purchaser’s option, for a total issuance price of $1,100,000, as converted into Euros (the “Repayment Shares”) in lieu of cash, each ordinary share being issued at price equal to 90% of the average VWAP (as defined below) in the five (5) Trading Days immediately preceding the issuance date, such average price being calculated on the basis of the trading prices published on the NYSE Euronext website; it being provided that if the result of the above calculation is a number with decimals, such number shall be rounded down to the nearest whole number; further provided, that if the result of the calculation of the price of the Company’s shares is a number below the then applicable Nominal Value (as defined below), the Company shall owe to the Purchaser the True Up Receivable (as defined below) and the True Up Shares (as defined below) in accordance with the terms of Sections 1.1 (d)(i) and (ii), which shall apply mutatis mutandis.

C. DSR has offered and the Purchaser has accepted the right to subscribe to $150,000 of common stock of DSR (the “DSR Subscription Shares”), based on the Post-Money Valuation. At any time after the earlier of: (1) sixty (60) days following the shareholders’ meeting authorizing the Purchaser Right (as defined below), and (2) one hundred eighty (180) days from the date hereof, the Purchaser has the right to demand from DSR or the Company, at the Purchaser’s option (the “Put Option”) (i) that DSR or the Company purchase the DSR Subscription Shares from the Purchaser in cash for a consideration of $150,000, (ii) to exchange the common stock of DSR with a convertible promissory note in the principal amount of $150,000, convertible into common stock of DSR, in substantially the form attached hereto as Exhibit E (the “Put Note”), or (iii) to exchange the DSR Subscription Shares into ordinary shares of Holosfind issued for a total issuance price of $150,000 (as converted into Euros), each share being issued at a conversion price equal to 80% of the average VWAP (as defined below) in the five (5) Trading Days immediately preceding the conversion date, such average price being calculated on the basis of the trading prices published on the NYSE Euronext website; it being provided that if the result of the above calculation is a number with decimals, such number shall be rounded down to the nearest whole number; further provided, that if the result of the calculation of the conversion price of the Company’s shares is a number below the then applicable Nominal Value (as defined below), the Company shall owe to the Purchaser the True Up Receivable (as defined below) and the True Up Shares (as defined below) in accordance with the terms of Sections 1.1 (d)(i) and (ii), which shall apply mutatis mutandis. The ordinary shares of Holosfind or common stock of DSR to be issued upon exercise of the Put Option shall be referred to as the “Put Shares”.

D. At the Purchaser’s option (the “Purchaser Right”), it may demand DSR to issue to it $1,350,000 of DSR’s preferred stock (the “Optional DSR Preferred Shares”), which shall be convertible into shares of DSR’s common stock (the “Optional DSR Underlying Shares”) at the Post-Money Valuation. In the event that the Purchaser exercises the Purchaser Right, the Company shall simultaneously issue to the Purchaser warrants in substantially the form attached hereto as Exhibit F (the “Guarantee Warrants”).

E. The Company, DSR and the Purchaser agree to determine in a reasonable manner the method for the registration with the U.S. Securities and Exchange Commission of any securities issued by DSR to the Purchaser in accordance with this Agreement.

F. As security for the repayment of the Bonds and the Convertible Bonds, as the case may be, the Company shall grant to the Purchaser a pledge of fifty percent (50%) of the Company’s right, title and interest in and to the outstanding shares of capital stock of DSR in substantially the form attached hereto to as Exhibit G (the “Pledge Agreement”).

G. On the Initial Closing Date, the Purchaser shall subscribe to warrants (bons de souscription d’actions) issued by the Company in substantially the form attached hereto as Exhibit H (the “Initial Warrants”), giving the Purchaser the right to receive 1,210,016 ordinary shares of the Company (the “Initial Warrant Shares”).

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H. On the Subsequent Closing Date, the Purchaser shall subscribe to additional warrants (bons de souscription d’actions) issued by the Company in substantially the form attached hereto as Exhibit I (the “Subsequent Warrants”; the Initial Warrants and the Subsequent Warrants collectedly referred to herein as the “Warrants”), giving the Purchaser the right to subscribe to ordinary shares of the Company, which have a value equal to $337,500 (as converted into Euros) (the “Subsequent Warrant Shares”; the Initial Warrant Shares and the Subsequent Warrant Shares collectively referred to herein as the “Warrant Shares”). The subscription price of each Subsequent Warrant Share shall be equal to one hundred and ten percent (110%) of the average VWAPs (as defined below) of an ordinary share of the Company in the five (5) Trading Day period prior to the date of issuance of the Subsequent Warrants.

I. The Bonds, the Convertible Bonds, the Bond Shares, the Guarantee Warrants, the DSR Preferred Shares, the DSR Underlying Shares, the Repayment Shares, the DSR Subscription Shares, the Optional DSR Preferred Shares, the Optional DSR Underlying Shares, the Warrants, the Warrant Shares, the Put Note, and the Put Shares, are collectively referred to herein as the “Securities”.

J. Collectively, upon the result of the completion of the Investment Amount, the Purchaser shall in the aggregate have the right to acquire and own up to a 49.99% ownership stake in DSR.

NOW, THEREFORE, in consideration of the foregoing premises and in reliance on the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

ISSUE OF SECURITIES

1.1. Issue of Securities.

(a) Subject to the satisfaction (or waiver) of the conditions set forth herein and subject to the teens and conditions of articles L. 228-38 and seq. of the French commercial code, the Company shall issue to the Purchaser, and the Purchaser agrees to subscribe, on the Initial Closing Date (as defined below), to a total of 10,000 Bonds, each Bond having a nominal value of $100 (as converted into Euros). The consideration for the subscription of the entirety of the Bonds shall be the aggregate amount of $1,000,000 (as converted into Euros) (the “Principal Amount”). The terms and conditions of the Bonds are further set out in Exhibit B.

(b) The Purchaser shall be entitled to demand by written request, at any time following the date hereof (and before the Maturity Date (as defined in Exhibit B) of the Bonds), that the Company undertake to convene as soon as possible following such demand, an extraordinary meeting of its shareholders, such convening notice being accompanied by an agenda proposing, inter alia, resolutions authorizing the amendment of the terms and conditions of the Bonds such that the Bonds become the Convertible Bonds (the “Resolutions”). The Company shall use its best efforts to obtain the approval of the Resolutions by the shareholders. Notwithstanding the foregoing, if (i) a notice of a meeting of the Company’s shareholders in connection with the vote for approval of the Resolutions is not delivered to the Company’s shareholders within ten (10) business days of the execution hereof, (ii) a meeting of the Company’s shareholders in connection with the vote for approval of the Resolutions does not occur within forty-five (45) days of the execution hereof, or (iii) the Company’s shareholders do not approve the Resolutions; then the Purchaser shall be entitled to demand the early redemption of the Bonds, it being provided that the Company can repay the applicable redemption amount by issuing the Repayment Shares, in one or several times at the Purchaser’s option, for a total issuance price of $1,100,000 (as converted into Euros), each ordinary share being issued at price equal to 90% of the average VWAP (as defined below) in the five (5) Trading Days immediately preceding the issuance date, such average price being calculated on the basis of the trading prices published’ on the NYSE Euronext website; it being provided that if the result of the above calculation is a number with decimals, such number shall be rounded down to the nearest whole number; further provided, that if the result of the calculation of the price of the Repayment Shares is a number below the then applicable Nominal Value (as defined below), the Company shall owe to the Purchaser the True Up Receivable (as defined below) and the True Up Shares (as defined below) in accordance with the terms of Sections 1.1 (d)(i) and (ii), which shall apply mutatis mutandis.

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(c) Under the Convertible Bonds, the Purchaser shall be entitled to obtain, in one or several times, the conversion of all or part of the Convertible Bonds into, at the Purchaser’s option, either (i) Bond Shares or (ii) DSR Preferred Shares. The terms and conditions of the Convertible Bonds are further set out in Exhibit C.

(d) If converted into Bond Shares, each Convertible Bond shall be converted into a number of Bond Shares (N) calculated as follows (it being provided that if the result of the below calculation is a number with decimals, such number shall be rounded down to the nearest whole number):

N = Principal Amount / Conversion Price

where “Conversion Price” is equal to 80% of the volume weighted average trading price of an ordinary share of the Company (“VWAP”) in the five (5) Trading Days immediately preceding a conversion date, such average price being calculated on the basis of the trading prices published on the NYSE Euronext website; it being provided that if the result of the above calculation is a number with decimals, N shall be rounded down to the nearest whole number; it being further provided that “Trading Day” means any day open for trading on the NYSE Alternext market operated by Euronext Paris (beginning at 9:00 a.m., Paris time, and ending at 5:30 p.m., Paris time).

(i) If the result of the calculation of the Conversion Price is a number below the then applicable nominal value of an ordinary share of the Company (“Nominal Value”, being Euros 0.20 as of the date of this Agreement):

- the formula set out above in this paragraph (d) shall be modified as follows: N = Principal Amount /Nominal Value ;

- in consideration of the fact that the Company is unable to issue the Bond Shares at the Conversion Price, the Company shall owe to

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Purchaser an amount (the “True UT Receivable”) determined in accordance with the following formula:

True Up Receivable — [(Principal Amount/Conversion Price) NJ x Nominal Value

(ii) The Purchaser agrees that the True Up Receivable can be repaid to the Purchaser by the Company in the form of additional ordinary shares of the Company (the “True Up Shares”), to be issued by the Company to the Purchaser at Nominal Value as soon as possible following a conversion date. The number of True Up Shares to be issued to the Purchaser shall be calculated as follows:

True Up Shares = True Up Receivable /Nominal Value

(e) If converted into DSR Preferred Shares, each Convertible Bond shall be converted into 100 DSR Preferred Shares.

(f) Subject to the satisfaction (or waiver) of the conditions set forth herein, the Company shall issue and the Purchaser shall subscribe to the Initial Warrants on the Initial Closing Date (as defined below).

(g) Subject to the satisfaction (or waiver) of the conditions set forth herein, DSR shall issue and sell to the Purchaser, and the Purchaser agrees to purchase from DSR on the Initial Closing Date (as defined below) the DSR Subscription Shares. The subscription price to the DSR Subscription Shares shall be based on the Post-Money Valuation. The Purchaser has the right to exercise the Put Option at any time after the earlier of: (1) sixty (60) days following the shareholders’ meeting authorizing the Purchaser Right (as defined below), and (2) one hundred eighty (180) days from the date hereof.

(h) Subject to the satisfaction (or waiver) of the conditions set forth herein and upon exercise by the Purchaser of the Purchaser Right, (i) DSR shall issue and sell to the Purchaser, and the Purchaser agrees to purchase from DSR on the Subsequent Closing Date (as defined below), the Optional DSR Preferred Shares, (ii) the Company shall issue to the Purchaser, and the Purchaser agrees to subscribe on the Subsequent Closing Date (as defined below) to the Subsequent Warrants and (iii) the Company shall issue to the Purchaser on the Subsequent Closing Date (as defined below), the Guarantee Warrants.

(i) If DSR’s shares of common stock are listed or quoted on an Eligible Market (as defined below) or all of the Optional DSR Preferred Shares are converted by the Purchaser into the Optional DSR Underlying Shares, then the Guarantee Warrants shall be deemed void.

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(ii) If DSR’s shares of common stock are not listed or quoted on an Eligible Market (as defined below) and the Optional DSR Preferred Shares are not converted by the Purchaser into the Optional DSR Underlying Shares at the latest twelve (12) months after the Subsequent Closing Date (unless it is mutually agreed upon to delay the exchange listing), then the Purchaser shall be entitled to require that the Company purchase from the Purchaser all of the Optional DSR Preferred Shares for a consideration of $1,350,000, it being provided that such consideration shall constitute a receivable held by the Purchaser against the Company, which shall be paid, upon exercise by the Purchaser of the Guarantee Warrants, by way of issuance of ordinary shares of the Company, each such ordinary share of the Company to be issued at a price equal to 80% of the average of the VWAP in the five (5) Trading Days immediately preceding the date of exercise of the Guarantee Warrants, such average price being calculated on the basis of the trading prices published on the NYSE Euronext website; it being provided that if the number of shares resulting from the above calculation is a number with decimals, such number shall be rounded down to the nearest whole number; it being further provided that if the result of the calculation of the exercise price of the Guarantee Warrants is a number below the then applicable Nominal Value, the Company shall owe to the Purchaser the True Up Receivable and the True Up Shares in accordance with the terms of Sections 1.1 (d) (i) and (ii), which shall apply mutatis mutandis.

(iii) The Company undertakes to convene as soon as possible following exercise by the Purchaser of the Purchaser Right, an extraordinary meeting of its shareholders, such convening notice being accompanied by an agenda proposing, inter alia, resolutions authorizing the issuance of the Guarantee Warrants and the Subsequent Warrants (if needed). The Company shall use its best efforts to obtain the approval of such resolutions by its shareholders.

(i) The Company and the Purchaser are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), including Rule 506 of Regulation D promulgated thereunder.

1.2. Purchase/Subscription Price and Closing. (a) Subject to the terms and conditions of this Agreement, the Company and DSR agree to issue and sell to the Purchaser and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement the Purchaser agrees to purchase or subscribe to the Bonds, the DSR Subscription Shares, the Optional DSR Preferred Shares (subject to the Purchaser Right), the Initial Warrants and the Subsequent Warrants, each in the amounts set forth opposite the Purchaser’s name on Exhibit A (each a “Price”). At the Initial Closing or the Subsequent Closing, the Purchaser shall deliver an amount equal to the appropriate Price by wire transfer of immediately available funds to the account or accounts designated by the Company and/or DSR.

(b) The initial closing under this Agreement (the “Initial Closing”) shall take place on the date hereof or such other date as the parties may mutually agree (the “Initial Closing Date), provided, that all of the conditions set forth in Article 4 hereof have been fulfilled or waived in accordance herewith. The Initial Closing shall take place at the offices of Robinson Brog Leinwand Greene Genovese & Gluck P.C., 875 Third Avenue, 9th Floor, New York, New York 10022 at 10:00 a.m. New York Time, or at such other time and place as the parties may agree. Subject to the terms and conditions of this Agreement, at the Initial Closing the Purchaser shall purchase or subscribe to, and the Company shall issue and deliver or cause to be delivered to the Purchaser the Bonds and the Initial Warrants, and DSR shall issue and deliver or cause to be delivered to the Purchaser the DSR Subscription Shares, for the applicable amounts set forth opposite the name of the Purchaser on Exhibit A hereto.

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(c) The subsequent closing under this Agreement (the “Subsequent Closing”;together with the Initial Closing, the “Closing”) shall take place at the Purchaser’s option no later than the tenth (10th) business day following the approval by the Company’s shareholders of the Resolutions (the “Subsequent Closing Date”’ together with the Initial Closing Date, a “Closing Date”), which such Subsequent Closing Date may be extended by the mutual agreement of Holosfind and the Purchaser, provided that all requisite corporate action has been taken; further provided, that all of the conditions set forth in Article 4 hereof have been fulfilled or waived in accordance herewith. The Subsequent Closing shall take place at the offices of Robinson Brog Leinwand Greene Genovese & Gluck P.C., 875 Third Avenue, 9th Floor, New York, New York 10022 at 10:00 a.m. New York Time, or at such other time and place as the parties may agree. Subject to the terms and conditions of this Agreement, at the Subsequent Closing the Purchaser shall purchase or subscribe to, and the Company/DSR shall issue and deliver or cause to be delivered to the Purchaser the Optional DSR Preferred Shares, the Guarantee Warrants, and the Subsequent Warrants for the applicable amounts set forth opposite the name of the Purchaser on Exhibit A hereto.

1.3 Purchaser’s Ownership in DSR. Collectively, upon the result of the completion of the Investment Amount, the Purchaser shall in the aggregate have the right to acquire and own up to a 49.99% ownership stake in DSR. Notwithstanding the preceding sentence and anything to the contrary contained herein or in the Transaction Documents, in the event that Purchaser is entitled to acquire and own more than a 49.99% ownership stake in DSR through an issuance (the “Additional Issuance”) wider any of the Transaction Documents, then at Purchaser’s option, it shall receive from DSR the following:

(a) A cash amount equal to the monetary value of the Additional Issuance. The monetary value of the Additional Issuance shall be determined by the reasonable vote of the majority of the Board of Directors of DSR. For the avoidance of doubt, the vote(s) of the representative(s) of the Purchaser appointed to the Board of Directors, as set forth in Section 3.21 herein, shall be permitted for the purposes of the vote described in the immediately preceding sentence.

(b) The Additional Issuance and Purchaser shall be permitted to sell the Additional Issuance into any applicable market.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of the Company and DSR. For purposes of this Section 2.1, references to the Company shall also be deemed to include reference to the Subsidiaries (as defined below), including without limitation, DSR. Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date as follows:

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(a) Organization, Good Standing and Power. The Company is a société anonyme duly incorporated and validly existing under the laws of France and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company and each Subsidiary (as defined below) is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect (as defined below). For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, operations, properties, prospects, or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole and/or any condition, circumstance, or situation that would prohibit in any material respect the ability of the Company to perform any of its obligations under this Agreement or any of the other Transaction Documents (as defined below) in any material respect.

(b) Authorization: Enforcement. Other than the shareholder approval needed to approve the actions set out in Section 3.22 hereof, the Company has the requisite corporate power and authority to enter into and perform this Agreement, the Bonds, the Convertible Bonds, the Warrants, the Pledge Agreement, the Guarantee, the Guarantee Warrants, and each other agreement, instrument (including the Bond Shares, the Repayment Shares, the DSR Subscription Shares, DSR Preferred Shares, the DSR Underlying Shares, the Optional DSR Preferred Shares, the Optional DSR Underlying Shares, and the Warrant Shares) and certificate executed and delivered by the Company or a Subsidiary thereof in connection with the foregoing (collectively, the “Transaction Documents”) and to issue and sell the Securities in accordance with the terms hereof. When executed and delivered by the Company, each of the Transaction Documents shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) Capitalization. The authorized capital stock and the issued and outstanding shares of capital stock of the Company as of the date of this Agreement is as follows: unlimited ordinary shares authorized and 29,259,474 ordinary shares issued and outstanding. All of the outstanding ordinary shares and any other outstanding security of the Company have been duly and validly authorized. No ordinary shares or any other security of the Company were issued in violation of any preemptive rights and, except as set forth on Schedule 2.1(c), there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any ordinary shares of the Company. Furthermore, there are no equity plans, contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional ordinary shares of the Company or options, securities or rights convertible into ordinary shares of the Company, except as set forth on Schedule 2.1(c). Except as set forth on Schedule 2.1(c), the Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person or entity with respect to any of its equity or debt securities. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities, the Company is not a party to, and it has no knowledge of, any agreement or understanding restricting the voting or transfer of any ordinary shares of the Company. For purposes of this Section 2.1 “knowledge” means the actual or constructive knowledge of the officers of the Company.

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(d) Issuance of Securities. The Bonds, the DSR Subscription Shares, and the Initial Warrants to be issued at the Initial Closing have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof; the Bonds, the DSR Subscription Shares, and the Initial Warrants shall be validly issued and outstanding, fully-paid, non-assessable and free any clear of all Liens (as defined below) of any pre-emptive rights and rights of refusal of any kind. When the Bond Shares, the Repayment Shares, the Put Shares, the DSR Preferred Shares, the DSR Underlying Shares, the Optional DSR Preferred Shares, the Optional DSR Underlying Shares, the Guarantee Warrants, the Initial Warrant Shares, the Subsequent Warrants, and/or the Subsequent Warrant Shares are issued, they will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, free and clear of all Liens, encumbrances, pre-emptive rights and rights of refusal of any kind.

(e) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company, the performance by the Company of its obligations under the Transaction Documents, and the consummation by the Company of the transactions contemplated by the Transaction Documents, and the issuance of the Securities as contemplated by the Transaction Documents, do not and will not (i) violate or conflict with any provision of the Company’s Bylaws (the “Bylaws”), as amended to date, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries’ respective properties or assets are bound, (iii) result in a violation of any foreign, federal, state or local statute, law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries are bound or affected, or (iv) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature below (each, a “Lien”) on any property or asset of the Company or its Subsidiaries under any agreement or any commitment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties or assets are bound, except, in the case of clauses (ii), (iii) and (iv), for such conflicts, defaults, terminations, amendments, violations, acceleration, cancellations, creations and impositions as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, and in the case of clause (iv), a Permitted Lien.

(f) Financial Statements. As of December 31, 2013, the financial statements of the Company have been prepared in accordance with French generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

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(g) Subsidiaries.

(i) Schedule 2.1(g) sets forth each Subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the percentage of each person’s or entity’s ownership of the outstanding stock or other interests of such Subsidiary. For the purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries. All the outstanding shares of capital stock (if any) of each subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company directly or indirectly through one or more wholly-owned subsidiaries, free and clear of any claim, lien, encumbrance, security interest, restriction upon voting or transfer or any other claim of any third party. Other than those granted by this Agreement, there are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Subsidiary for the purchase or acquisition of any shares of capital stock of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock. Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence, except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. Neither the Company nor any Subsidiary is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any Subsidiary.

(h) No Material Adverse Change. Since December 31,2013, (i) the Company has not experienced or suffered any event or series of events that, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect; and (ii) no event or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(i) No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company’s financial statements to the extent required to be so reflected or reserved against in accordance with GAAF, except for (i) liabilities that have arisen in the ordinary course of business consistent with past practice and that have not had a Material Adverse Effect, and (ii) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a Material Adverse Effect.

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(j) Indebtedness. Schedule 2.1(j) hereto sets forth as of the Initial Closing Date all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” except for trade debt incurred in the ordinary course of its business, shall include (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products, (c) all capital or equipment lease obligations or purchase money security interests that exceed $200,000 in the aggregate in any fiscal year, (d) all obligations or liabilities secured by a Lien (except for a Permitted Lien) on any asset of the Company, irrespective of whether such obligation or liability is assumed, other than capital or equipment leases and purchase money security interests in amounts excluded from disclosure under clause (c) above, and (e) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person or entity.

(k) Rank of Indebtedness. Except as set out in Schedule 2.1(k), no Indebtedness of the Company or any of its Subsidiaries existing as of the Closing is senior to, or pari passu with, the Bonds and the Convertible Bonds, as the case may be, in right of payment or redemption, whether with respect to interest, damages or upon liquidation or dissolution or otherwise, save for Indebtedness that is senior or pan passu pursuant to applicable law.

(1) Title to Assets. Except as set forth on Schedule 2.10), each of the Company and the Subsidiaries has good and marketable title to all of its real and personal property which are material to the business of the Company, free and clear of any Liens, except for Permitted Liens and for those that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. All leases of the Company and each of its Subsidiaries are valid and subsisting and in full force and effect.

(m) Actions Pending. Except as set forth on Schedule 2.1(m), there is no action, suit, inquiry claim, arbitration, alternate dispute resolution proceeding or other proceeding (collectively, “Proceedings”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary that questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. There are no material Proceedings pending or, to the knowledge of the Company, threatened against or involving the Company, any Subsidiary or any of their respective properties or assets. No Proceeding described in Schedule 2.1(m) would, individually or in the aggregate, reasonably be expected, if adversely determined, to have a Material Adverse Effect. There are no outstanding Proceedings, orders, judgments, injunctions, awards, decrees or, to the knowledge of the Company, investigations of any court, arbitrator or governmental, regulatory body, self-regulatory agency or stock exchange against the Company or any Subsidiary or, to the knowledge of the Company, any officers or directors of the Company or Subsidiary in their capacities as such, except for those that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

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(n) Compliance with Law. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, the Company and its Subsidiaries have been and are presently conducting their respective businesses in accordance with all applicable foreign, federal, state and local governmental laws, rules, regulations and ordinances. The Company and each of its Subsidiaries have all material franchises, permits, licenses, consents and other material governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it except where any failures to possess the same would not individually or in the aggregate reasonably be expected to have or result in a Material Adverse Effect. The Company has complied and will comply in all material respects with all applicable securities laws, regulations or legally binding obligations imposed by any national or local governmental, judicial, arbitral, legislative, administrative or other person, authority or stock exchange in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(o) Taxes. The Company and each Subsidiary each has (i) timely filed all necessary federal, state, local and foreign tax returns, and all such returns were true, complete and correct, and (ii) paid all federal, state, local and foreign taxes, assessments, governmental or other charges due and payable for which it is liable, including, without limitation, all sales and use taxes and all taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to employees, creditors and third parties, and (iii) does not have any tax deficiency or claims outstanding or assessed or, to its knowledge, proposed against any of them, except those, in each of the cases described in clauses (i), (ii) and (iii) of this Section 2.1(o), that would not, singularly or in the aggregate, have a Material Adverse Effect. The Company is not, nor has it been in the last two years, a U.S. real property holding corporation under Section 897 of the Code. The Company and its Subsidiaries have not engaged in any transaction which is a corporate tax shelter or which could be characterized as such by the Internal Revenue Service or any other taxing authority. The accruals and reserves on the books and records of the Company and its Subsidiaries in respect of tax liabilities are adequate to meet any assessments and related liabilities, and since December 31, 2013, the Company and its Subsidiaries have not incurred any liability for taxes other than in the ordinary course. For purposes of this Section 2.1(o), taxes shall include any and all interest and penalties. The Company is not under a material audit by any taxing authority.

(p) Certain Fees. Except as set forth on Schedule 2.1(p), the Company has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents.

(q) Disclosure. Except for the information concerning the transactions contemplated by this Agreement, the Company confirms that neither it nor any other person or entity acting on its behalf has provided the Purchaser or its agents or counsel with any information that constitutes or might constitute material, nonpublic information. The Company understands and confirms that the Purchaser will rely on the foregoing representation in effecting transactions in the Securities. Neither this Agreement nor the Schedules hereto nor any other documents, certificates or instruments furnished to the Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

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(r) Intellectual Property. Except as set forth on Schedule 2.1(r), the Company and its Subsidiaries own or possess the valid right to use all (i) valid and enforceable patents, patent applications, trademarks, trademark registrations, service marks, service mark registrations, Internet domain name registrations, copyrights, copyright registrations, licenses, trade secret rights (“Intellectual Property Rights”) and (ii) inventions, software, works of authorships, trademarks, service marks, trade names, databases, formulae, know how, Internet domain names and other intellectual property (including trade secrets and other unpatented and/or unpatentable proprietary confidential information, systems, or procedures) (collectively, “Intellectual Property Assets”) necessary to conduct their respective businesses as currently conducted. Neither the Company nor any of its Subsidiaries is infringing, misappropriating, or otherwise violating, valid and enforceable Intellectual Property Rights of any other person, and, except as set forth in Schedule 2.1(r), have not received written notice of any challenge, by any other person to the rights of the Company and its Subsidiaries with respect to any Intellectual Property Rights or Intellectual Property Assets owned or used by the Company or any of its Subsidiaries. The Company and its Subsidiaries’ respective businesses as now conducted do not give rise to any infringement of, any misappropriation of, or other violation of, any valid and enforceable Intellectual Property Rights of any other person. All licenses for the use of the Intellectual Property Rights are valid, binding upon, and enforceable by or against the parties thereto in accordance to its terms. The Company has complied in all material respects with, and is not in breach nor has received any asserted or threatened claim of breach of any Intellectual Property license that has not been resolved, and to the knowledge of the Company there has been no unresolved breach or anticipated breach by any other person to any Intellectual Property license, except where such breach, singularly or in the aggregate, would not have a Material Adverse Effect. There are no unresolved claims against the Company alleging the infringement by the Company of any patent, trademark, service mark, trade name, copyright, trade secret, license in or other intellectual property right or franchise right of any person, except to the extent that any such claim does not have a Material Adverse Effect. The Company has taken reasonable steps to protect, maintain and safeguard its Intellectual Property Rights, including the execution of appropriate nondisclosure and confidentiality agreements. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Company’s right to own, use, or hold for use any of the Intellectual Property Rights as owned, used or held for use in the conduct of the business as currently conducted. The Company has taken the necessary actions to obtain ownership of all works of authorship and inventions made by its employees, consultants and contractors during the time they were employed by or under contract with the Company and which relate to the Company’s business. All key employees have signed confidentiality and invention assignment agreements with the Company.

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(s) Environmental Compliance. The Company and each of its Subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities (whether foreign, federal, state or local), or from any other person or entity, that are required under any Environmental Laws, except where any such failures would not individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. “Environmental Laws” shall mean all applicable foreign, federal, state and local laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. The Company and each of its Subsidiaries are also in compliance with all requirements, limitations, restrictions, conditions, standards, schedules and timetables required or imposed under all Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its Subsidiaries that violate or may violate any Environmental Law or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation under any Environmental Law, or based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

(t) Books and Records; Internal Accounting Controls. The books and records of the Company and its Subsidiaries accurately reflect in all material respects the information relating to the business of the Company and the Subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any Subsidiary.

(u) Material Agreements. All material contracts of the Company or any Subsidiary required to be filed on the Euronext Paris over the past 12 months (the “Company Material Agreements”). including without limitation all material contracts of DSR, have been filed with the Euronext Paris on a timely basis and such Company Material Agreements have been made available to the Purchaser. Each of the Company Material Agreements is valid and binding on the Company and the Subsidiaries, as applicable, and in full force and effect. The Company and each of the Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Material Agreement. Neither the Company nor any Subsidiary knows of, or has received notice of, any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Material Agreement.

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(v) Employees. Except as set forth on Schedule 2.1(v), there is (A) no significant unfair labor practice complaint pending against the Company, or any of its Subsidiaries, nor to the knowledge of the Company, threatened against it or any of its Subsidiaries, before the National Labor Relations Board, any state or local labor relation board or any foreign labor relations board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries, or, to the knowledge of the Company, threatened against it and (B) no labor disturbance by the employees of the Company or any of its Subsidiaries exists or, to the Company’s knowledge, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its Subsidiaries principal suppliers, manufacturers, customers or contractors, that could reasonably be expected, singularly or in the aggregate, to have a Material Adverse Effect. No “named executive officer” (as defined in Item 402 of Regulation S-K) of the Company has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment with the Company or any Subsidiary. The Company and each Subsidiary is in compliance with all foreign, federal, state and local laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, and employee benefits plans (including, without limitation, the Employee Retirement Income Securities Act of 1974, as amended), except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

(w) Transactions with Affiliates. Except as set forth on Schedule 2.1(w), there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company, any Subsidiary or any of their respective customers or suppliers on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any of its Subsidiaries, or any person or entity owning at least 10% of the outstanding capital stock of the Company or any Subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder.

(x) Absence of Certain Developments. Except as set forth on Schedule 2.1(x), since the date hereof, neither the Company nor any of its Subsidiaries has (1) issued or granted any securities other than options to purchase common stock pursuant to the Company’s stock option plan or securities issued upon exercise of stock options in the ordinary course of business, (ii) incurred any material liability or obligation, direct or contingent, other than liabilities and obligations which were incurred in the ordinary course of business, (iii) entered into any material transaction whether or not in the ordinary course of business, (iv) declared or paid any dividend on its capital stock, (v) suffered any material damage, destruction or casualty loss, whether or not covered by insurance, or (vi) suffered any losses or waived any rights of value, whether or not in the ordinary course of business, or suffered the loss of any amount of prospective business, which individually or in the aggregate would have a Material Adverse Effect.

(y) No Guarantees of Indebtedness. Except as set forth on Schedule 2.1(y). the Company has not guaranteed (directly or indirectly) any Indebtedness of any Subsidiary or other person.

(z) Investment Company Act Status. Neither the Company nor any Subsidiary is, nor as a result of and immediately upon the Closing will be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

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(aa) Dilutive Effect. The Company understands and acknowledges that its obligation to issue the Securities pursuant to the Transaction Documents is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interest of other shareholders of the Company.

(bb) Reserved.

(cc) Governmental Approvals. Except as set forth on Schedule 2.1(cc), except for the filing of any notice prior or subsequent to the Closing that may be required under applicable state and/or federal securities laws or by FINRA (which if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the performance by the Company of its obligations under the Transaction Documents.

(dd) Insurance. The Company and each of its Subsidiaries carry or are covered by insurance in such amounts and covering such risks as management of the Company believes to be prudent. Neither the Company nor any such Subsidiary has been refused any material insurance coverage sought or applied for and the Company does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have or result in a Material Adverse Effect.

(ee) Trading Activities. Except as described in Section 3.20, it is understood and acknowledged by the Company that the Purchaser has not been asked to agree, nor has the Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the DSR Subscription Shares or the Optional Underlying Shares for any specified term. The Company further understands and acknowledges that the Purchaser may engage in hedging and/or trading activities at various times during the period that the Bond Shares, the Repayment Shares, the DSR Subscription Shares, the DSR Underlying Shares, the Optional DSR Underlying Shares, or the Warrant Shares are outstanding, including, without limitation, during the periods that the value of the Bond Shares, the Repayment Shares, the DSR Subscription Shares, the DSR Underlying Shares, the Optional DSR Underlying Shares, or the Warrant Shares are being determined and such hedging and/or trading activities, if any, can reduce the value of the existing stockholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted.

(ff) Certain Business Practices. None of the Company or any Company Subsidiary or, to the Company’s knowledge, any director, officer, agent, employee or other person or entity acting for or on behalf of Company or any Subsidiary has violated the U.S. Foreign Corrupt Practices Act of 1977, as amended or to the knowledge of the Company, anti-corruption laws applicable to the Company or any Subsidiary.

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(gg) Shell Company Status. The Company is not currently, and has not been, an issuer of the type described in paragraph (1) of Rule 144 under the Securities Act.

(hh) Solvency. Based on the consolidated financial condition of the Company and its Subsidiaries taken as a whole, after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder: (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.

(ii) No Additional Representations. The Company acknowledges and agrees  that the Purchaser does not make or has not made any representations or warranties with respect to the transactions contemplated by this Agreement other than those specifically set forth in Section 2.2 hereof. The Company further acknowledges and agrees that the representations contained in Section 2.2 shall not modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby at or prior to the Closing.

2.2. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows as of the date hereof and as of the Closing Date:

(a) Organization and Standing of the Purchaser. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

(b) Authorization and Power. The Purchaser has the requisite power and authority to enter into and perform the Transaction Documents and to purchase the Note, the DSR Subscription Shares, and the Optional DSR Preferred Shares being sold to it hereunder. The execution, delivery and performance of the Transaction Documents by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of the Purchaser or its board of directors or members as the case may be, is required. When executed and delivered by the Purchaser, the Transaction Documents shall constitute valid and binding obligations of each Purchaser enforceable against the Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

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(c) No Conflicts. The execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations that would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

(d) Certain Fees. Except as set forth on Schedule 2.2(d). the Purchaser has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents.

(e) Accredited Investor. The Purchaser is an “accredited investor” (as defined in Rule 501 of Regulation D), and the Purchaser has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities. The Purchaser is purchasing the Note, the DSR Subscription Shares, and the Optional DSR Preferred Shares for its own account, not with a view toward the distribution thereof; provided, however, the foregoing representations shall not be deemed to limit the Purchaser’s ability to resell the Securities in accordance with applicable securities laws. The Purchaser is sophisticated with respect to its purchase of the Securities.

(f) No General Solicitation. The Purchaser represents that it is not purchasing the Securities in response to a general solicitation or a published advertisement in connection with the offer and sale of the Securities.

ARTICLE 3

COVENANTS AND AGREEMENTS

Unless otherwise specified in this Article, for so long as the Bonds, the Convertible Bonds, the DSR Preferred Shares, the Optional DSR Preferred Shares, the Guarantee Warrants, or the Warrants remain outstanding, the Company covenants with the Purchaser as follows, which covenants are for the benefit of the Purchaser and their respective permitted assignees or the Company. For purposes of this Article, references to the Company shall also be deemed to include reference to DSR.

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3.1. Compliance with Laws: Commission. The Company shall take all necessary actions and proceedings as may be required by applicable law, rule and regulation, for the legal and valid issuance (free from any restriction on transferability under applicable laws) of the Securities to the Purchaser or its respective subsequent holders.

3.2. Keeping of Records and Books of Account. The Company shall use reasonable best efforts to keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with the generally accepted accounting principles and all applicable laws of the country/state in which such entity is incorporated or has its principal office consistently applied, reflecting all financial transactions of the Company and its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

3.3. Other Agreements. The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability of the Company to perform under any Transaction Document. The Company shall comply with each of its obligations, covenants and agreements under the other Transaction Documents in all material respects.

3.4. Use of Proceeds. The proceeds from the sale of the Securities hereunder shall be used by the Company for acquisitions, fees, costs and expenses of the transactions contemplated and general corporate and working capital purposes.

3.5. Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by the Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and the Purchaser shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document. The Company, at the Purchaser’s expense hereby agrees to execute and deliver such documentation as the Purchaser may reasonably request in connection with a pledge of the Securities by the Purchaser.

3.6. Disclosure of Transaction.

(a) Notwithstanding Section 3.8(b) hereto, except for press releases and  public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the Euronext Paris or such other Eligible Market (as defined herein) where the ordinary shares of the company are then listed or quoted (the “Principal Market”) or the SEC (“Required Disclosures”), the Company shall consult with the Purchaser before issuing any press release with respect to the Transaction Documents or the transactions contemplated thereby and shall not issue any such press release or make any public statements (including any non-confidential filings with governmental entities that name another party hereto) without the prior consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. In the case of any Required Disclosure, the Company shall provide the Purchaser with prior notice of such Required Disclosure.

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(b) The Company shall, subject to Section 3.7(a) hereto, (a) within two (2)  business days following the Closing Date, issue a press release disclosing the material terms of the transactions contemplated hereby and any other material non-public information provided to the Purchaser by the Company prior to the date hereof. From and after the issuance of such press release, the Company represents to the Purchaser that it shall have publicly disclosed all material, non-public infonnation delivered to the Purchaser by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents, as required under applicable laws.

3.7. Disclosure of Material Information; No Obligation of Confidentiality.

(a) The Company covenants and agrees that neither it nor any other person or entity acting on its behalf will provide the Purchaser or its agents or counsel with any information that the Company believes constitutes non-public information, unless prior thereto the Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

(b) The Purchaser shall not be deemed to have any obligation of confidentiality with respect to (i) any non-public information of the Company deliberately disclosed to the Purchaser in breach of Section 3.7(a), (ii) the fact that the Purchaser has exercised any of its rights and/or remedies under the Transaction Documents or (iii) any information obtained by any Purchaser as a result of exercising any of its rights and/or remedies under the Transaction Documents. In further addition, no Purchaser shall be deemed to be in breach of any duty to the Company and/or to have misappropriated any non-public information of the Company, if the Purchaser engages in transactions of securities of the Company, including, without limitation, any hedging transactions, short sales or any derivative transactions based on securities of the Company while in possession of such non-public information.

(c) Anything herein to the contrary notwithstanding, the Purchaser covenants that neither it, nor any of its affiliates acting on its behalf or pursuant to any understanding with it will execute any short sales, of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 3.6 (a “Prohibited Short Sale”). The Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to the initial press release as described in Section 3.6, the Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents and the Disclosure Schedules. Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that (i) the Purchaser does not make any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 3.6, (ii) subject to the limitations in Section 3.20 except for a Prohibited Short Sale, the Purchaser shall not be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 3.6 and (iii) the Purchaser shall not have any duty of confidentiality to the Company or its Subsidiaries after the issuance of the initial press release as described in Section 3.6.

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3.8. Amendments to Charter Documents. The Company shall not, without the consent of the Purchaser amend or waive any provision of the Bylaws of the Company whether by merger, consolidation or otherwise in any way that would materially adversely affect any rights of the holder of the Securities. For the avoidance of doubt, the Company is not prohibited from amending or waiving any provision of the Bylaws of the Company in a way that would not materially adversely affect any rights of the holder of the Securities.

3.9. No Pledge. The Company shall not, and shall cause each Subsidiary not to, create, incur or permit to exist any pledge, mortgage, lien, charge, encumbrance, hypothecation or other grant of security interest, whether direct or indirect, voluntary or involuntary or by operation of law on any of the business assets (“Pledge Limitations”) without the prior written consent of the Purchaser. Such Pledge Limitations shall not apply to any Permitted Liens. “Permitted Liens” shall mean: (i) liens imposed by law for taxes, assessments or charges or  levies of any governmental authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (ii) liens of landlords and liens of carriers, warehousemen, suppliers, mechanics, materialmen and other liens in existence on the date hereof or thereafter imposed by law and created in the ordinary course of business; (iii) liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts, statutory obligations and other similar obligations, (iv) easements (including, without limitations, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded) and interest of ground lessors, which do not interfere materially with the ordinary conduct of the business of the Company, and (v) letters of credit or deposits in the ordinary course to secure leases, except to the extent any of the foregoing clauses (i) — (v) would be expected to result in a Material Adverse Effect.

3.10. Indebtedness. Until the earlier of (i) the DSR Preferred Shares being converted into shares of DSR common stock of ordinary shares of Holosfind or (ii) the passage of ten days from the Company’s shareholders approving the Resolutions and Purchaser not exercising the Purchase Option, the Company shall not, directly or indirectly, enter into, create, incur, assume or suffer to exist any Indebtedness of any kind without the prior written consent of the Purchaser; provided that the Company with such consent of the Purchaser (which may not be unreasonably withheld) may enter into a co-investment with the institutional investor disclosed on Schedule 3.10 on terms materially similar to those found in this Agreement.

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3.11. No Guarantees of Indebtedness. The Company shall not guarantee (directly or indirectly), any Indebtedness of the Company, any Subsidiary or any other person provided that the Company may with the prior written consent of the Purchaser (which may not be unreasonably withheld) enter into a co-investment with the institutional investor disclosed on Schedule 3.10 on terms materially similar to those found in this Agreement which may include any guarantee of indebtedness found in this Agreement.

3.12. Restricted Payments. The Company will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment (as defined herein), except for Restricted Payments made by any Subsidiary to the Company. “Restricted Payments” shall mean for any Person, (a) any dividend or distribution on any class of its capital stock, (b) any payment on account of, or the setting apart of assets for a sinking or other analogous fund, or the purchase, redemption, retirement, defeasance or other acquisition of any shares of its capital stock or any options, warrants, or other rights to purchase its capital stock, whether now or hereafter outstanding and (c) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, of, on account of, or in respect of, the principal of any Indebtedness that is subordinated to the obligations arising under the Note, the Bond, the Guarantee Warrants, or the Warrant (or any installment thereof) prior to the regularly scheduled payment date thereof (as in effect on the date such Indebtedness was originally incurred). In addition, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than Permitted Senior Indebtedness set forth in Schedule 3.12), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing.

3.13. Additional Funding. In the event that the Purchaser (a) has invested the entire Investment Amount and (b) Iroquois Master Fund, Ltd. and Kingsbrook Opportunities Master Fund LP have waived, or no longer have, their respective right of participation granted to them in a Subscription Agreement, dated November 12, 2012, the Company shall grant the following rights to the Purchaser:

(i) The Company or any of its Subsidiaries may consider, from time to  time after the Closing Date, additional capital to fund a subsequent strategic or other acquisition transaction (an “Acquisition Transaction”).If the Company or any such Subsidiary requires such additional funding (a “Funding Requirement”), the Company shall provide the Purchaser with a written request (a “Funding Request”) which shall (i) specify the amount of funding so needed to meet such Funding Requirement, (ii) set forth in reasonable detail the purpose and anticipated use of proceeds of such Funding Request, and (iii) specify the estimated closing date for such Acquisition Transaction (the “Acquisition Closing”) (the date of the Acquisition Closing is referred to herein as the “Acquisition Closing Date”).

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(ii) If the Purchaser shall receive a Funding Request from the Company, the Purchaser or any of its affiliates shall have the exclusive right, but not the obligation, to fund up to the aggregate amount requested by the Company in such Funding Request. Such right may be exercised by the Purchaser or any of its affiliates by delivering to the Company within five (5) days of the date of the Funding Request, a written notice (an “Exercise Notice”) setting forth the total amount that the Purchaser or its affiliate(s) wish to invest on the Acquisition Closing Date (which amount can be less than the total Funding Request but cannot exceed the amount in such Funding Request). Any such investment shall be on substantially similar terms as the investment contemplated by this Agreement and the other Transaction Documents mutatis mutant-Bs. Alternatively, in response to a Funding Request, the Purchaser may provide the Company with written notice (a “Decline Notice”) indicating that the Purchaser and its affiliates will not provide any financing pursuant to such Funding Request, in which case the Company shall be free to approach other third party financing sources to meet its Funding Requirement in an amount up to, but not exceeding, the amount specified in such Funding Request. If the Purchaser shall fail to deliver an Exercise Notice within the five (5) day period specified above, the Purchaser shall be deemed to have delivered a Decline Notice in respect of the Funding Request.

(iii) The funding rights set forth in this Section 3.13 shall terminate on the date that is three (3) months following the Subsequent Closing Date.

(iv) Notwithstanding anything to the contrary in this Section 3.13, neither the Company nor any of its affiliates or subsidiaries, nor any of its or their respective officers, employees, directors, agents or other representatives, will, without the prior written consent of the Purchaser (which consent may be withheld, delayed or conditioned in the Investor’s sole discretion), effect, enter into, announce or recommend to its stockholders any agreement, plan, arrangement or transaction (or issue, amend or waive any security) that would or would reasonably be expected to (a) constitute or involve a Variable Rate Transaction (as defined below) or (b) restrict, delay, conflict with or impair the ability or right of the Company to timely perform its obligations under the definitive documents, including, without limitation, the obligation of the Company to timely deliver shares of common stock to the Purchaser or its affiliates in accordance with the terms in the Transaction Documents. The provisions of clause (a) shall apply as long as the Purchaser or its affiliates hold any of the Securities that are convertible. The provisions of clause (b) shall apply as long as the Purchaser or its affiliates hold any Securities. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events that is in either event directly or indirectly related to the business of the Company or the market for the common stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price.

3.14. Reserved.

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3.15. Operations.

(i) The Company shall not Transfer any of its material assets, business, intellectual property (including, without limitation, the sale of license of intellectual property) or other property, whether now owned or hereinafter acquired, that exceed $50,000 in value or are directly or indirectly related to a “Material Agreement” as set forth in Section 2.1(u), or subject to Section 3.13, issue or sell any Equity Interests to any person (including, without limitation, any other Subsidiary of the Company), except (i) dispositions of obsolete or worn-out property in the ordinary course of business and (ii) the sale of inventory in the ordinary course of business. “Transfer” means any sale, assignment, license, pledge, transfer, hypothecation or other disposition, conveyance or encumbrance.

(ii) The Company shall conduct its business in the ordinary course of business consistent with past practice prior to the consummation of the transactions contemplated hereby and shall preserve and maintain intact its current business organization, operations and franchise and preserve the rights, franchises, goodwill and relationships of its employees, customers, suppliers, regulators and others having relationships with the Company.

(iii) The Company will not take any action, or fail to take any action that could materially diminish its business or divert its business to any other Person (including, without limitation, the Company or any other Subsidiary).

3.16. Further Assurances. Following the Closing Date, the Company shall, and shall cause its Subsidiaries, from time to time, at their own expense, to promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary and that the Purchaser may reasonably request, in order to perfect and protect the Security Interests (as defined in the Security Documents) granted or purported to be granted under the Security Documents or to enable the Purchaser to exercise and enforce their rights and remedies hereunder with respect to any of the Collateral (as defined in the Pledge Agreement). Without limiting the foregoing or any provision of the Security Documents, the Company shall, and shall cause its Subsidiaries to, cooperate with the Agent in connection with perfecting liens in Collateral after the Closing Date and take such actions reasonably requested by the Purchaser in order to perfect such liens.

3.17. Intellectual Property. The Company shall contribute all intellectual property to DSR as set forth in Schedule 3.17. Notwithstanding that the actions described in the preceding sentence may increase the current holdings of the Company in DSR, the Company and the Purchaser agree that it shall not affect the Post-Money Valuation.

3.18. Listing of DSR. The Company and the Purchaser shall use best efforts to have DSR’s shares of common stock listed or quoted on an Eligible Market (as defined below), at the latest, twelve (12) months after the Subsequent Closing Date (unless it is mutually agreed upon to delay the exchange listing). The Company shall guarantee the buyback of the outstanding the DSR Preferred Shares, the DSR Underlying Shares, the Optional DSR Preferred Shares, or the Optional DSR Underlying Shares, if DSR is not listed on an Eligible Market on such date (unless it is mutually agreed upon to delay the listing). In the event that DSR’s Common Stock is listed or quoted on an Eligible Market, DSR and the Company shall use their reasonable best efforts to cause DSR’s common stock to continue to be registered under Sections 12(g) or Section 12(b) of the Exchange Act, to comply in all material respects with its reporting and filing obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and to not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or the Securities Act even if the rules and regulations thereunder would permit such termination. “Eligible Market” means the Principal Market, the OTCBB, the OTCQB, the OTCQX, The New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Select Market or the Nasdaq Global Market

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3.19. Guarantee of the Optional DSR Preferred Shares. On the Subsequent Closing Date when the Purchaser is issued the Optional DSR Preferred Shares, the Purchaser shall also be issued the Guarantee Warrants by the Company, in a value equal to the Optional DSR Preferred Shares. If DSR is listed on an Eligible Market, the Guarantee Warrants shall be deemed void, on a pro-rata basis, as the Purchaser converts the Optional DSR Preferred Shares into the Optional DSR Underlying Shares. The Purchaser, at any time, may put the Optional DSR Preferred Shares back to the Company, via the Guarantee Warrants, in exchange for the Company’s ordinary shares.

3.20. Purchaser’s Daily Selling Limits. The Purchaser shall agree to limit its daily selling of any ordinary shares of the Company and/or common stock of DSR derived from the transactions contemplated hereby, to the greater of (i) fifteen percent (15%) of the trading volume in that given day or (ii) $10,000 per day as calculated by using the daily V1VAP as reported on the Euronext Paris website or on Bloomberg L.P. If requested by the Company in writing, the Purchaser shall provide its monthly trading receipts with respect to the Company’s shares of common stock within 5 days of the end of each month. In the event that it is determined by the Company that the Purchaser exceeded its monthly daily selling limit, the Company shall retain Constantin & Associates to either confirm or conclude otherwise. If it is determined by Constantin & Associates that the Purchaser did in fact, exceed the daily selling limit, parties agree that the Company may in its sole discretion delay the delivery of any shares due under the following conversion by up to 30 days. For the avoidance of doubt, the Company may only make such a request once per month and each request may only pertain to the trading activities during one (1) month.

3.21. Board of Directors of DSR. If the Purchaser invests the entire Investment Amount, the Purchaser, at its sole option, shall have the right to elect: (i) one (1) representative to the Board of Directors of DSR, if, according to DSR’s certificate of incorporation and bylaws, DSR’s Board of Directors may be comprised of up to three (3) directors; or (ii) two (2) representatives to the Board of Directors of DSR, if, according to DSR’s certificate of incorporation and by-laws, DSR’s Board of Directors may be comprised of up to five (5) directors.

3.22. Shareholder Approval of the DSR Subscription Shares, the DSR Preferred Shares, and Follow-On DSR Preferred Shares. Company and DSR shall use its best efforts to promptly seek and obtain shareholder approval under all applicable laws to permit (i) the issuance of the Guarantee Warrants, the DSR Subscription Shares, the DSR Preferred Shares, and the Optional DSR Preferred Shares, (ii) the approval of the Resolutions; (iii) the issuance of any additional securities as required to consume the transactions contemplated under this Agreement.

3.23. DSR’s DTC Eligibility. In the event that DSR’s shares of Common Stock are listed or quoted on an Eligible Market, then DSR shall cause its Common Stock to be eligible for transfer pursuant to the Depository Trust Company Fast Automated Securities Transfer Program (“DTC Fast”), and if DSR has a transfer agent, it shall cause such transfer agent to be participant in DTC Fast.

ARTICLE 4

CONDITIONS

4.1. Conditions Precedent to the Obligation of the Company and DSR to Close and to Sell or Issue the Bonds, the DSR Subscription Shares, the Optional DSR Preferred Shares, the Guarantee Warrants, and the Warrants. The obligation hereunder of the Company and DSR to close and issue and/or sell the Bonds, the DSR Subscription Shares, the Optional DSR Preferred Shares, the Guarantee Warrants, and the Warrants to the Purchaser at the applicable Closing is subject to the satisfaction or waiver, at or before the applicable Closing of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion. For purposes of this Section 4.1, references to the Company shall also be deemed to include reference to DSR.

(a) Accuracy of the Purchaser’s Representations and Warranties. The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the applicable Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

(b) Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the applicable Closing Date.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d) Delivery of Price. The Purchaser shall have delivered to the Company its respective Price, as listed on Exhibit A hereto, for the Bonds DSR Subscription Shares, the Optional DSR Preferred Shares, and the Warrants purchased by the Purchaser.

(e) Delivery of Transaction Documents. The Transaction Documents to be executed by the Purchaser shall have been duly executed and delivered by the Purchaser to the Company, including duly executed subscription forms (bulletin de souscription) in respect of the Bonds, the Guarantee Warrants and the Warrants.

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(f) Shareholder Approval. The shareholders of the Company will have adopted the Resolutions and any other resolutions necessary to authorize the issuance of any of the Securities, and the Company will have delivered to the Purchaser certified copies of such resolutions.

(g) Board Approval. The board of directors of the Company will have adopted resolutions deciding the issuance of the Bonds and the Warrants to the Purchaser, and the Company will have delivered to the Purchaser certified copies of such resolutions.

(h) The Company’s statutory auditor (commissaire aux comptes) shall have issued a report without reservation on the waiver of the shareholders’ preferential subscription right (

droit préférentiel de souscription) in relation to the Convertible Bonds.

4.2. Conditions Precedent to the Obligation of the Purchaser to Close and to Purchase or subscribe to the Bonds, DSR Subscription Shares, the Optional DSR Preferred Shares, and the Warrants. The obligation hereunder of the Purchaser to purchase or subscribe to the Bonds, DSR Subscription Shares, the Optional DSR Preferred Shares, and the Warrants and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before the applicable Closing, of each of the conditions set forth below. These conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time in its sole discretion.

(a) Accuracy of the Company’s and DSR Representations and Warranties. The representations and warranties of the Company and DSR in this Agreement and the other Transaction Documents shall be true and correct in all material respects as of the date when made and as of the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date.

(b) Performance by the Company and DSR; Execution and Delivery. The Company and DSR shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company and DSR at or prior to the Closing Date. The Company, DSR, and the Purchaser shall have executed and delivered each of the Transaction Documents.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any Subsidiary, including, without limitation, DRS, or the Purchaser, or any of the officers, directors or affiliates of the Company or any Subsidiary, including without limitation, DSR, or any Purchaser seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(e) Opinion of Counsel. The Purchaser shall have received an opinion of counsel to the Company and DSR, dated the applicable Closing Date, substantially in the form of  Exhibit J hereto, with such exceptions and limitations as shall be reasonably acceptable to counsel to the Purchaser.

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(f) Bonds, Guarantee Warrants, Warrants, DSR Subscription Shares, the Optional DSR Preferred Shares; Other Transaction Documents. At or prior to the applicable Closing, the Company shall have duly issued and delivered to the Purchaser the Bonds, the Guarantee Warrants, and the Warrants, and DSR shall have duly issued and delivered to the Purchaser the DSR Subscription Shares and the Optional DSR Preferred Shares, in the amounts set forth on Exhibit A hereto. The other Transaction Documents to be executed by the Company and Subsidiaries, including without limitation, DSR, shall have been duly executed and delivered by the Company and DSR to the Purchaser as well as evidence that any UCC or other filings required under the Security Agreement shall have been duly made.

(g) Secretary’s Certificate. DSR shall have delivered to the Purchaser a certificate, signed by the Secretary of DSR and dated as of the applicable Closing Date, as to (i) the resolutions adopted by its Board of Directors approving the transactions contemplated hereby, (ii) its charter, as in effect at the applicable Closing Date, (iii) its bylaws, as in effect at the applicable Closing Date, and (iv) the authority and incumbency of the officers executing the Transaction Documents and any other documents required to be executed or delivered in connection therewith.

(h) Officer’s Certificate. On each Closing Date, the Company and DSR shall have delivered to the Purchaser a certificate signed by an executive officer on behalf of the Company and DSR, respectively, dated as of the applicable Closing Date, confirming the accuracy of the Company and DSR’s representations, warranties and performance of covenants as of the applicable Closing Date and confirming the compliance by the Company and DSR with the conditions precedent set forth in paragraphs (a)-(g) and (i)-(j) of this Section 4.2 as of the Closing Date. The Company’s certificate shall also provide (i) the resolutions adopted by its Board of Directors approving the transactions contemplated hereby, (ii) its charter, as in effect at the applicable Closing Date, (iii) its bylaws, as in effect at the applicable Closing Date, and (iv) the authority and incumbency of the officers executing the Transaction Documents and any other documents required to be executed or delivered in connection therewith.

(i) Material Adverse Effect. No change having a Material Adverse Effect shall have occurred.

(j) Approvals. The Company and DSR shall have each obtained all required consents and approvals of its Board of Directors to deliver and perform the Transaction Documents.

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ARTICLE 5

INDEMNIFICATION

5.1. Indemnity by the Company and DSR

(a) General Indemnity. The Company and DSR each agree to indemnify and hold harmless the Purchaser and its respective directors, officers, affiliates, members, managers, employees, agents, successors and assigns (collectively, “Purchaser Indemnified Parties”) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by any Purchaser Indemnified Party as a result of, arising out of or based upon (i) any inaccuracy in or breach of the Company and DSR’s representations or warranties in this Agreement; (ii) the Company or DSR’s breach of agreements or covenants made by the Company and DSR in this Agreement or any Transaction Document; (iii) any third party claims arising out of or resulting from the transactions contemplated by this Agreement or any other Transaction Document (unless such claim is based upon conduct by such Purchaser Indemnified Party that constitutes fraud, gross negligence or willful misconduct); (iv) any breach by the Company or DSR of the Securities Act of 1933, as amended, or the rules promulgated thereunder or any other foreign, federal, state or local statute, law, rule, regulation, or exchange rule or regulation, or (v) any third  party claims arising directly or indirectly out of such Purchaser Indemnified Party’s status as owner of the Securities or the actual, alleged or deemed control or ability to influence the Company or any Subsidiary, including without limitation, DSR (unless such claim is based upon conduct by the Purchaser that constitutes fraud, gross negligence or willful misconduct). This provision shall survive the termination of this Agreement and the Transaction Documents.

(b) Indemnification Procedure. For purposes of this Section 5.1(b), references to the Company shall also be deemed to include reference to DSR. With respect to any third-party claims giving rise to a claim for indemnification, the Purchaser Indemnified Party will give written notice to the Company of such third party claim; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the Company of its obligations under this Article 5 except to the extent that the Company is actually materially prejudiced by such failure to give notice. In case any such action, proceeding or claim is brought against a Purchaser Indemnified Party in respect of which indemnification is sought hereunder, the Company shall be entitled to participate in and, unless in the reasonable judgment of the Purchaser Indemnified Party an actual conflict of interest between it and the Company exists with respect to such action, proceeding or claim (in which case the Company shall be responsible for the reasonable fees and expenses of one separate counsel for the Purchaser Indemnified Parties), to assume the defense thereof with counsel satisfactory to the Purchaser Indemnified Party. In the event that the Company advises a Purchaser Indemnified Party that it will not contest such a claim for indemnification hereunder, or fails, within 10 days of receipt of any indemnification notice to notify, in writing, such person or entity of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Purchaser Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the Company elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Purchaser Indemnified Party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The Company shall keep the Purchaser Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Company elects to defend any such action or claim, then the Purchaser Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. Notwithstanding anything in this Article 5 to the contrary, the Company shall not, without the Purchaser Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof. The indemnification obligations to defend the Purchaser Indemnified Party required by this Article 5 shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the Purchaser Indemnified Party shall refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the Purchaser Indemnified Party against the Company or others, and (b) any liabilities the Company may be subject to pursuant to the law. In no event shall the Company be required to indemnify any Purchaser Indemnified Party for its willful breach of any of the Transaction Documents as determined by a court of competent jurisdiction pursuant to a final and non-appealable order.

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(c) Contribution. For purposes of this Section 5.1(c), references to the  Company shall also be deemed to include reference to DSR. If the indemnification provided for in Section 5.1(a) is unavailable to any Purchaser Indemnified Party thereunder in respect of any losses, liabilities, deficiencies, costs, damages or expenses (or actions in respect thereof) referred to in such Section, then the Company shall contribute to the amount paid or payable by such Purchaser Indemnified Party as a result of such losses, liabilities, deficiencies, costs, damages or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and such Purchaser Indemnified Party on the other.

5.2. Indemnity by the Purchaser

(a) General Indemnity. The Purchaser agrees to indemnify and hold harmless  the Company and DSR and their respective directors, officers, affiliates, members, managers, employees, agents, successors and assigns (collectively, “Company Indemnified Parties”) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by any Company Indemnified Party as a result of, arising out of or based upon (i) any inaccuracy in or breach of the Purchaser’s representations or warranties in this Agreement; (ii) the Purchaser’s breach of agreements or covenants made by the Purchaser in this Agreement or any Transaction  Document; and (iii) any third party claims arising out of or resulting from the transactions contemplated by this Agreement or any other Transaction Document (unless such claim is based upon conduct by such Company Indemnified Party that constitutes fraud, gross negligence or willful misconduct). This provision shall survive the termination of this Agreement and the Transaction Documents.

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(b) Indemnification Procedure. With respect to any third-party claims giving  rise to a claim for indemnification, the Company Indemnified Party will give written notice to the Purchaser of such third party claim; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the Purchaser of its obligations under this Article 5 except to the extent that the Purchaser is actually materially prejudiced by such failure to give notice. In case any such action, proceeding or claim is brought against a Company Indemnified Party in respect of which indemnification is sought hereunder, the Purchaser shall be entitled to participate in and, unless in the reasonable judgment of the Company Indemnified Party an actual conflict of interest between it and the Purchaser exists with respect to such action, proceeding or claim (in which case the Purchaser shall be responsible for the reasonable fees and expenses of one separate counsel for the Company Indemnified Parties), to assume the defense thereof with counsel satisfactory to the Company Indemnified Party. In the event that the Purchaser advises a Company Indemnified Party that it will not contest such a claim for indemnification hereunder, or fails, within 10 days of receipt of any indemnification notice to notify, in writing, such person or entity of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Company Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the Purchaser elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Company Indemnified Party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The Purchaser shall keep the Company Indemnified  Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Purchaser elects to defend any such action or claim, then the Company Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. Notwithstanding anything in this Article 5 to the contrary, the Purchaser shall not, without the Company Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof. The indemnification obligations to defend the Company Indemnified Party required by this Article 5 shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the Company Indemnified Party shall refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the Company Indemnified Party against the Purchaser or others, and (b) any liabilities the Purchaser may be subject to pursuant to the law. In no event shall the Purchaser be required to indemnify any Company Indemnified Party for its willful breach of any of the Transaction Documents as determined by a court of competent jurisdiction pursuant to a final and non-appealable order.

(c) Contribution. If the indemnification provided for in Section 5.2(a) is  unavailable to any Company Indemnified Party thereunder in respect of any losses, liabilities, deficiencies, costs, damages or expenses (or actions in respect thereof) referred to in such Section, then the Purchaser shall contribute to the amount paid or payable by such Company Indemnified Party as a result of such losses, liabilities, deficiencies, costs, damages or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Purchaser on the one hand and such Company Indemnified Party on the other.

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ARTICLE 6

MISCELLANEOUS

6.1. Fees and Expenses. The Company shall reimburse the Purchaser (or its designee) for all costs and expenses incurred by the Purchaser in connection with the negotiation, drafting and execution of the Transaction Documents and the transactions contemplated thereby (including all reasonable legal fees, travel, and disbursements in connection therewith and all fees incurred in connection with any necessary regulatory filings and clearances) up to $45,000; provided, however, that the amount of such costs and expenses due to the Purchaser shall be reduced by an amount equal to $15,000, which has been previously advanced to the Purchaser. In addition, the Company shall pay all reasonable fees and expenses incurred by any Purchaser in connection with the enforcement of this Agreement or any of the other Transaction Documents, including, without limitation, all reasonable attorneys’ fees and expenses; provided, however, that in the event that the enforcement of this Agreement is contested and it is finally judicially determined that the Purchaser was not entitled to the enforcement of the Transaction Document sought, then the Purchaser seeking enforcement shall reimburse the Company for all fees and expenses paid pursuant to this sentence. The Company and DSR shall be responsible for their own fees and expenses incurred in connection with the transactions contemplated by this Agreement. The Company and DSR shall pay all fees of their respective transfer agents, stamp taxes and other taxes and duties levied in connection with the delivery of the Securities to the Purchaser. This provision shall survive termination of this Agreement and the Transaction Documents. The Company shall be responsible for all banking fees. The Company shall be responsible for all of the Purchaser’s “out of pocket” due diligence fees and expenses associated with the transactions contemplated hereby, up to $15,000; provided, however, that the amount of such fees and expenses due to the Purchaser shall be reduced by an amount equal to $7,500 (if any of this initial amount goes unused, it shall be returned to the Company), which has been previously advanced to the Purchaser.

6.2. Specific Performance.

Each of the Company, DSR, and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof without the requirement of posting a bond or providing any other security, this being in addition to any other remedy to which any of them may be entitled by law or equity.

6.3. Amendment. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, the DSR, and the Purchaser.

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6.4. Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur or (c) upon delivery by e-mail (if delivered on a Business Day during normal business hours where such notice is to be received) upon recipient’s actual receipt and acknowledgement of such e-mail. The addresses for such communications shall be:

If to the Company:	Holosfind S.A.
21 rue de la Paix, 75002
Paris, France
Attention: Sylvain Bellaiche
Telephone No.: +331 73 54 75 00
E-mail: sylvainb@holosfind.com

with a copy to:	Sanders Ortoli Vaughn-Flam Rosenstadt LLP
501 Madison Avenue, 14th Floor
New York, NY 10022
Attention: William S. Rosenstadt, Esq.
Telephone No.: (212) 829-8937
Facsimile No.: (212) 826-9307
E-mail: wsr@sovrlaw.com

If to DSR:	Digital Social Retail, Inc.
1040 First Avenue, Suite 343,
New York, NY 10022
Attention: Sylvain Bellaiche
Telephone No.: (917) 779 8080
E-mail: sylvainb@holosfind.com

with a copy to:	Sanders Ortoli Vaughn-Flam Rosenstadt LLP
501 Madison Avenue, 14th Floor
New York, NY 10022
Attention: William S. Rosenstadt, Esq.
Telephone No.: (212) 829-8937
Facsimile No.: (212) 826-9307
E-mail: wsr@sovrlaw.com

If to the Purchaser:	MG Partners II Limited
5 Hanover Square
New York, NY 10004
Attention: Marc Manuel
Telephone No.: (347) 491-4240
Facsimile No.: (646) 737-9948
E-mail: marc.manuel@mag.na

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with a copy to:

Robinson Brog Leinwand Greene Genovese & Gluck P.C.

875 Third Avenue, 9th Floor

New York, New York 10022

Attention: David E. Danovitch, Esq.

Telephone No.: (212) 603-6391

Facsimile No.: (212) 956-2164

E-mail: ded@robinsonbrog.com

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

6.5. Waivers. No waiver by any party hereto of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. This provision constitutes a separate right granted to the Purchaser by the Company and DSR.

6.6. Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

6.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The Purchaser may assign the Securities and its rights under this Agreement and the other Transaction Documents and any other rights hereto and thereto without the consent of the Company or DSR. Neither the Company nor DSR may assign or delegate any of its rights or obligations hereunder or under any Transaction Document.

6.8. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

6.9.  Governing Law. Jurisdiction.

(a)  With respect to the issuance, subscription, redemption, conversion,exercise or any other transaction of any kind resulting from the terms and conditions applicable to any of the Securities issued or to be issued by the Company, this Agreement shall be governed by and construed in accordance with the laws of France, without giving effect to any of the conflicts of law principles that would result in the application of the substantive law of another jurisdiction. The parties agree that venue for any dispute arising under or in connection with this Agreement with respect to the issuance, subscription, redemption, conversion, exercise or any other transaction of any kind resulting from the terms and conditions applicable to any of the Securities issued or to be issued by the Company will lie exclusively in the Paris Commercial Court (Tribunal de commerce de Paris).

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(b)  With respect to the issuance, sale, purchase, or any other transaction of any kind resulting from the terms and conditions applicable to any of the Securities issued or to be issued by DSR, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any of the conflicts of law principles that would result in the application of the substantive law of another jurisdiction. The parties agree that venue for any dispute arising under or in connection with this Agreement with respect to the issuance, sale, purchase, or any other transaction of any kind resulting from the terms and conditions applicable to any of the Securities issued or to be issued by DSR will lie exclusively in state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue. The parties irrevocably consent to personal jurisdiction in the state and federal courts in New York County of the state of New York. The Company and each Purchaser consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in Section 6.2 above shall affect or limit any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury.

(c)  This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

6.10. Survival. The covenants, agreements and representations and warranties of the Company under the Transaction Documents shall survive the execution and delivery hereof indefinitely.

6.11. Publicity. Subject to Section 3.8, the Company and DSR agree that it will not disclose, and will not include in any public announcement, the names of the Purchaser without the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, or unless and until such disclosure is required by law, rule or applicable regulation, and then only to the extent of such requirement. Notwithstanding the foregoing, the Purchaser consents to being identified in any filings the Company makes with the SEC to the extent required by law or the rules and regulations of the SEC.

6.12. Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

6.13. Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company or DSR, the Company, DSR, and the Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the other Transaction Documents

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6.14. Time Is of the Essence. Time is of the essence of this Agreement and each Transaction Document.

6.15. Exchange Rates. As required under this Agreement, the currency translation from US dollars into Euros shall be completed at the spot rate certified the first available date prior to the relevant transaction by the European Central Bank; provided that if the result is a number with decimals (a cent not being a decimal), such number shall be rounded to the nearest whole number.

6.16. Remeditative Procedures. If any of the actions required to be taken under this Agreement or the Securities to be issued under this Agreement cannot be taken by the Company or DSR without violating French corporate law (an “Offending Action”), then each of the Company and DSR agree to use their immediate best efforts to take all actions to enable that Party to take the Offending Action without it violating French corporate law (the “Remeditative Procedures”) and Purchaser agrees that, for as long as the Company and DSR are taking Remeditative Procedures, it waives any default that is brought about by the Offending Action.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Investment Agreement to be duly executed by their respective authorized officers as of the date first above written.

HOLOSFIND, S.A.

By:	/s/ Sylvain Bellaiche
Name:	Sylvain Bellaiche
Title:	President

DIGITAL SOCIAL RETAIL, INC

By:	/s/ Sylvain Bellaiche
Name:	Sylvain Bellaiche
Title:	President

[Signature Page to Investment Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Investment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: MG Partners II Limited, a limited liability company incorporated under the laws of Gibraltar, whose registered office is at 57/63 Line Wall Road, Gibraltar, represented by James Keyes and Michael Abitebol, duly authorized for the purpose herein

Signature of First Authorized Signatory of Purchaser:_____________________________________________

Name of First Authorized Signatory: __________________________________________________________

Title of First Authorized Signatory:___________________________________________________________

Signature of Second Authorized Signatory of Purchaser: __________________________________________

Name of Second Authorized Signatory: _______________________________________________________

Title of Second Authorized Signatory:_________________________________________________________

Email Address of Purchaser: _______________________________________________________________

Fax Number of Purchaser: _________________________________________________________________

Address for Notice of Purchaser: ____________________________________________________________

Address for Delivery of Securities for Purchaser (if not same as address for notice):

_____________________________________________________________________________________

Please provide copies of notices under Section 6.4 to (which shall not constitute notice):

[Signature Page to Investment Agreement]